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                                                                      EXHIBIT 1
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                      SECOND AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT, dated as of May 7, 2001 (this "Amendment"), to the Rights Agreement, dated as of August 5, 1997, as amended as of February 25, 1999 (the "Rights Agreement"), between Barrett Resources Corporation., a Delaware corporation (the "Company"), and Fleet National Bank, as successor to BankBoston, N.A., a national banking association (the "Rights Agent").

          WHEREAS, the Company, The Williams Companies, Inc., a Delaware corporation ("Parent"), and Resources Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Parent will cause Sub to make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company, together with the associated Rights (as defined in the Rights Agreement), at a purchase price of $73.00 per share, and, subsequent to the consummation of the Offer, the Company will be merged into Sub whereby each share of common stock (together with the associated Right) of the Company shall be converted into the right to receive 1.767 shares of common stock of Parent;

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that neither Parent nor Sub shall be deemed an Acquiring Person and no Distribution Date (as such terms are defined in the Rights Agreement) shall be deemed to occur as a result of the execution and delivery of the Merger Agreement, the public announcement of such execution and delivery, the public announcement or the commencement of the Offer (as defined in the Merger Agreement) or the consummation of the transactions contemplated by the Merger Agreement; and

          WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

          NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

          1. Section 3 of the Rights Agreement is hereby amended to add the following clause (d):

               "(d) Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither The Williams Companies, Inc. ("Williams") nor Resources Acquisition Corp. ("Williams Sub") shall be deemed an Acquiring Person and no Distribution Date shall be deemed to occur, in either case, as a result of the execution and delivery of the agreement, dated as of May 7, 2001, among the Company, Williams and Williams Sub entitled "Agreement and Plan of Merger" (the "Merger Agreement"), the public announcement of such execution and delivery, the public announcement or the
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     commencement of the Offer (as defined in the Merger Agreement) or the consummation of the transactions contemplated by the Merger Agreement."

          2. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

          3. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

          4. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                         BARRETT RESOURCES CORPORATION

                                /s/ Peter A. Dea
                         By:  _____________________________________________
                              Name:   Peter A. Dea
                              Title:  Chairman of the Board and
                                      Chief Executive Officer


                         FLEET NATIONAL BANK,
                         as Rights Agent

                                /s/ James P. Mitchell
                         By:  _____________________________________________
                              Name:   James P. Mitchell
                              Title:  Senior Account Manager

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